Exhibit 99.2

CPI Card Group Announces Appointment of Ravi Mallela to its Board of Directors

Littleton, CO – November 7, 2023 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payment technology company and leading provider of credit, debit and prepaid solutions, today announced that Ravi Mallela has been appointed to its Board of Directors as an independent member, effective November 15, 2023.

Mallela currently serves as the Chief Financial Officer of NMI Holdings Inc. (Nasdaq: NMIH), a publicly-traded mortgage insurance company. Previously, Mr. Mallela served as Executive Vice President and Chief Financial Officer of First Hawaiian Group and First Hawaiian Bank from 2018 until 2022 and Senior Vice President, Head of Finance and Treasury of First Republic Bank from 2013 to 2018. He holds an MBA from the UCLA Anderson School of Management and a Bachelor of Science degree in Economics from the University of San Francisco.

“We are very pleased to have Ravi join the CPI Board,” said H. Sanford Riley, Chair of the Board of Directors. “His strong financial and business experience complements the skill sets of our other Board members nicely, and he will be a great asset as we work with the management team to drive long-term shareholder value.”

"I am excited to join the CPI Board of Directors,” said Mallela. “The Company has established itself as a leader in the U.S. payments space and I am looking forward to contributing to its future success.”

Mallela will serve on the CPI Board’s Audit Committee. With the addition of Mallela, CPI’s Board consists of seven members, including six independent members.

About CPI Card Group Inc.

CPI Card Group is a payment technology company providing a comprehensive range of credit, debit, and prepaid card solutions, complementary digital solutions, and Software-as-a-Service (SaaS) instant issuance. With a focus on building personal relationships and earning trust, we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees and our network of high-security production and card services facilities—located in the United States. CPI is committed to exceeding our customers’ expectations, transforming our industry, and enhancing the way people pay every day. Learn more at www.CPIcardgroup.com.

####

For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com